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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 30, 2004
                                                        -----------------


                           JEFFERSON BANCSHARES, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

      Tennessee                         0-50347               45-0508261
      ---------                        ---------              ----------
(State or other jurisdiction of       (Commission            (IRS Employer
         incorporation)                File Number)          Identification No.)

      120 Evans Avenue, Morristown, Tennessee          37814
      ---------------------------------------          ------
      (Address of principal executive offices)        (Zip Code)

       Registrant's telephone number, including area code: (423) 586-8421
                                                           --------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
            ------------------------------------------

      On January 1, 2005, Jefferson Federal Bank (the "Bank" or "Jefferson Federal"), entered into an employment agreement with Charles G. Robinette, pursuant to which he will serve as the Chairman of the Knoxville Region of the Bank (the "Agreement"). Under the Agreement, the base salary for Mr. Robinette is $159,400, which amount may be increased at the discretion of the Board of Directors on an annual basis. The Agreement provides Mr. Robinette with a bonus program that enables him to earn up to 50% of his base salary, on an annual basis. The amount of the bonus is determined by specific performance standards and a formula agreed to by Mr. Robinette and Jefferson Federal annually. Commencing on June 30, 2006 and continuing each June 30th thereafter, the members of the Board of Directors in concert with the President and Chief Executive Officer of the Bank may extend the agreement for an additional year so that the remaining term of the agreement is 36 months, unless Mr. Robinette gives written notice of termination. The agreement is terminable by Jefferson Federal at any time, with or without cause, and by Mr. Robinette at any time, with or without cause, or for Good Reason (as defined in the Agreement). If Mr. Robinette is terminated from employment without cause or he elects to terminate his Agreement following an event constituting Good Reason, Mr. Robinette would be entitled to a lump sum payment equal to base salary and bonuses that would otherwise be payable over the remaining term of the Agreement. In addition, Mr. Robinette also would be entitled to receive the employee benefits he would have received during the remaining term of the Agreement.

      The Agreement also provides for severance payments and other benefits in the event Mr. Robinette voluntarily or involuntarily terminates his employment with the Bank in connection with a change in control of Jefferson Bancshares or Jefferson Federal. Within ten calendar days of such termination, Jefferson Federal shall pay Mr. Robinette an amount equal to 2.99 times his average Annual Compensation over the five most recently completed calendar years, ending with the year immediately preceding the effective date of the change in control. "Annual Compensation" is defined to include base salary and any other taxable income, including but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses, retirement benefits, fringe benefits, profit sharing, employee stock ownership plan and other retirement contributions or benefits. The Agreement provides that the value of the maximum benefit is to be distributed in the form of a lump sum cash payment. If such payments and benefits, either alone or together with other payments and benefits which Mr. Robinette has the right to receive from Jefferson Federal, would constitute a "parachute payment" under Section 280G of the Internal Revenue Code, then the payments and benefits shall be reduced or revised in the manner determined by Mr. Robinette by the amount which is the minimum necessary to result in no portion of the payments and benefits being non- deductible to Jefferson Federal and subject to an excise tax. Also, upon such a change in control, Mr. Robinette will continue to participate in any retirement plans he participated in prior to the change in control and under any health, life or disability plans for 36 months following his termination of employment.

      The employment agreement restricts Mr. Robinette's right to compete against Jefferson Federal for a period of two years following his termination of employment for any reason in any city, town or county in which his normal business office is located and Jefferson Federal and/or a



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Jefferson Bancshares affiliate has an office or has filed an application for regulatory approval to establish an office (or within a 60-mile radius of each of such offices), determined as of the effective termination date.

ITEM 8.01   OTHER EVENTS
            ------------

      On December 30, 2004, Jefferson Bancshares, Inc., the holding company for Jefferson Federal Bank, issued a press release announcing its anticipated expansion into the Knoxville, Tennessee market on January 3, 2005. Jefferson Bancshares also announced that Charles G. Robinette was named Chairman of the Knoxville region and Anthony J. "Tony" Carasso was named President of the Knoxville region. The press release dated December 30, 2004 is included as
Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.
            ---------------------------------

      (a)   Financial Statements of Businesses Acquired: Not applicable

      (b)   Pro Forma Financial Information: Not applicable

      (c)   Exhibits

            Number            Description
            ------            -----------

            99.1              Press Release Dated December 30, 2004





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       JEFFERSON BANCSHARES, INC.


Dated: January 3, 2005                 By: /s/ Anderson L. Smith
                                           -------------------------------------
                                           Anderson L. Smith
                                           President and Chief Executive Officer




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